EXHIBIT 21



                 SUBSIDIARIES OF GUARDSMAN PRODUCTS, INC.


1. Guardsman Products Limited, an Ontario, Canada corporation (wholly owned).

2. G.C.I. Insurance Company, Limited, a Bermuda corporation (wholly owned).

3.   Guardsman UK Limited, a United Kingdom corporation (wholly owned).

4.   Armorguard Products, Inc., a New Jersey corporation (wholly owned).

5.   Atlanta Sundries, Inc., a Georgia corporation (wholly owned).

6. Guardsman Chemical International, Limited, a Virgin Islands corporation (wholly owned).

7. Moline Paint Manufacturing Co., an Illinois corporation (wholly owned).

8. Moline Paint Manufacturing Co.-Tulsa, an Oklahoma corporation (wholly owned subsidiary of Moline Paint Manufacturing Co.).
























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